Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
James J. Cassidy, Ph.D.
Interim Chief Executive Officer
Electromed, Inc.
952-758-9299
jcassidy@electromed.com

Pankti Shah

Director of Strategic Marketing

The Event Group, Incorporated

763-548-1304

pankti.shah@eventshows.com

ELECTROMED, INC. REPORTS 2012 THIRD QUARTER RESULTS

New Prague, Minnesota – May 14, 2012 – Electromed, Inc. (NYSE Amex: ELMD) today announced financial results for the three-month period ended March 31, 2012. Management indicated that, while the Company’s Sales Team provided an increase in the number of prescriptions for the SmartVest® System versus the prior year quarter, actual revenue has been negatively impacted by certain reimbursement factors. Among these factors are diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts.

Net Revenues for the three months ended March 31, 2012, were approximately $4,774,000, an 8.2% decrease compared to Net Revenues of approximately $5,199,000 for the same period last year. The Company also announced Net Income of approximately $95,000, or $0.01 per basic and diluted share, for the three months ended March 31, 2012, compared to Net Income of approximately $487,000, or $0.06 per basic and diluted share, for the same period last year. Management continues to believe that planned increases in the Company’s sales force and reimbursement staff, coupled with the expansion of marketing and research and development efforts, will provide strong impetus for continued annual sales growth.

Jim Cassidy, Interim CEO, commented on the Company, saying,

“This past quarter’s revenue was adversely impacted by referral source and payer mix. We are encouraged by the effectiveness of our high quality tenured sales representatives and by the early performance of our newly hired representatives.”

Gross Profit decreased to approximately $3,369,000, or 70.6% of Net Revenues, for the three months ended March 31, 2012, compared to $3,703,000, or 71.2% of Net Revenue, for the same period in Fiscal 2011. The decrease in gross profit percentage was primarily the result of a change in average reimbursement from the mix of referrals during the three month period. Factors such as diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs) affect average reimbursement received on a short-term basis. These factors tend to fluctuate on a quarterly basis. However, management does not believe the results of the quarter ended March 31, 2012, are indicative of a long-term trend in decreasing margins.

Electromed, Inc.

Results for the Three-Months Ended March 31, 2012

Operating Expenses, which consist of Selling, General, and Administrative Expenses and Research and Development expenses, were approximately $3,143,000 for the three months ended March 31, 2012, an increase of approximately 3.7% over Operating Expenses for the same period last year. This increase primarily resulted from a 14.3% increase in employees in our reimbursement, sales, administrative, and patient services departments.

Total cash and cash equivalents was approximately $1,393,000 as of March 31, 2012. For the three months ended March 31, 2012, cash used in financing activities was approximately $86,000, consisting of payments of long-term debt, capital lease obligations, and deferred financing fees. An aggregate of $120,000 was used for investing activities during the three months ended March 31, 2012, for purchases of property and equipment. The Company used approximately $146,000 in operating activities composed primarily of an increase in the Company’s accounts receivable, inventory, and other assets. Accounts receivable increased to approximately $11,092,000, or 3.6% compared to December 31, 2011. In addition to existing cash and cash equivalents the Company had unused availability of $3,435,000 under its line of credit as of March 31, 2012.

About Electromed, Inc.

Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales growth, long-term trends involving margins, planned increases in sales force, reimbursement and production personnel, and expansion of marketing and research and development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2012	2011
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,392,935	$4,091,739
Accounts receivable (net of allowances for doubtful accounts of $45,000)	11,091,562	9,593,105
Inventories	2,411,937	1,855,957
Prepaid expenses and other current assets	515,021	371,257
Deferred income taxes	722,000	722,000
Total current assets	16,133,455	16,634,058
Property and equipment, net	3,252,940	2,807,082
Finite-life intangible assets, net	1,169,942	1,235,828
Other assets	264,761	191,964
Total assets	$20,821,098	$20,868,932

Liabilities and Shareholders’ Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	351,477	438,267
Accounts payable	724,505	733,621
Accrued compensation	632,870	868,229
Warranty reserve	464,559	444,096
Other accrued liabilities	88,980	161,166
Total current liabilities	4,030,519	4,413,507
Long-term debt, less current maturities	1,403,220	1,582,102
Deferred income taxes	167,000	167,000
Total liabilities	5,600,739	6,162,609
Commitments and Contingencies (Note 8)

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252 and 8,100,485 shares, respectively	81,143	81,005
Additional paid-in capital	12,920,575	12,794,368
Retained earnings	2,218,641	1,853,450
Common stock subscriptions receivable for 15,000 shares outstanding as of June 30, 2011	—	(22,500)
Total shareholders’ equity	15,220,359	14,706,323
Total liabilities and shareholders’ equity	$20,821,098	$20,868,932

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2012	2011	2012	2011

Net revenues	$4,774,347	$5,198,828	$14,943,612	$14,049,803
Cost of revenues	1,405,804	1,495,509	4,024,577	3,872,565
Gross profit	3,368,543	3,703,319	10,919,035	10,177,238

Operating expenses
Selling, general and administrative	2,904,534	2,759,543	9,434,995	8,025,578
Research and development	238,230	272,270	705,655	689,360
Total operating expenses	3,142,764	3,031,813	10,140,650	8,714,938
Operating income	225,779	671,506	778,385	1,462,300
Interest expense, net of interest income	42,684	38,077	130,194	150,929
Net income before income taxes	183,095	633,429	648,191	1,311,371

Income tax expense	(88,000	(146,000)	(283,000)	(420,000
Net income	$95,095	$487,429	$365,191	$891,371

Earnings per share attributable to Electromed, Inc. common shareholders:

Basic	$0.01	$0.06	$0.05	$0.12

Diluted	$0.01	$0.06	$0.04	$0.12

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,114,120	8,099,752	8,105,562	7,722,075
Diluted	8,116,759	8,112,696	8,116,977	7,750,956

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$365,191	$891,371
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	300,248	246,426
Amortization of finite-life intangible assets	91,032	83,848
Amortization of debt issuance costs.	9,461	27,778
Share-based compensation expense	97,044	129,396
Loss on disposal of property and equipment	23,009	15,758
Changes in operating assets and liabilities:
Accounts receivable	(1,498,457)	(2,655,542)
Inventories	(555,980)	(194,190)
Prepaid expenses and other assets	(214,709)	(149,566)
Accounts payable and accrued liabilities	(296,198)	329,215
Net cash used in operating activities	(1,679,359)	(1,275,506)

Cash Flows From Investing Activities
Expenditures for property and equipment	(736,197)	(315,456)
Expenditures for finite-life intangible assets	(25,146)	(648,616)
Net cash used in investing activities	(761,343)	(964,072)

Cash Flows From Financing Activities
Net payments on revolving line of credit	—	(500,000)
Principal payments on long-term debt including capital lease obligations	(298,590)	(327,113)
Payments of deferred financing fees	(11,313)	(6,717)
Proceeds from warrant exercises	29,301	24,000
Proceeds from sales of 1,900,000 shares of common stock, net of offering costs of $1,236,287	—	6,363,713
Proceeds from subscription notes receivable	22,500	27,000
Net cash provided by (used in) financing activities	(258,102)	5,580,883
Net increase (decrease) in cash and cash equivalents	(2,698,804)	3,341,305
Cash and cash equivalents
Beginning of period.	4,091,739	610,727
End of period	$1,392,935	$3,952,032

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